EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 18, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the new basis of accounting beginning February 12, 2005), relating to the financial statements and financial statement schedules of DynCorp International Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of DynCorp International Inc. and subsidiaries for the fiscal year ended March 30, 2007 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Fort Worth, Texas
July 12, 2007